Exhibit 10.4

REV GROUP, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, made and entered into as of the 3rd day of June, 2025, by and between REV GROUP, INC., a Delaware corporation (“Company”), and Amy Campbell (“Executive”, and together with the Company, the “Parties” and each a Party”).

WITNESSETH:

WHEREAS, the Executive is employed by the Company as a key executive, and the Executive’s services in such capacities are critical to the continued successful conduct of the business of the Company;

WHEREAS, the Company recognizes that circumstances in which a change in control of the Company occurs, through acquisition or otherwise, are highly disruptive and will cause uncertainty about the Executive’s future employment with the Company without regard to the Executive’s competence or past contributions and that such uncertainty may materially adversely affect the Company;

WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its stockholders and without undue regard for the Executive’s personal interests;

WHEREAS, the Executive will be in a better position to consider the Company’s and its stockholders’ best interests if the Executive is afforded reasonable security, in the form of severance as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition; and

WHEREAS, the Company has determined, in its sole direction, to modify the severance benefits payable in connection with a change in control and desires to set forth such modifications in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties hereto mutually covenant and agree as follows:

1.
Definitions.
(a)
Accounting Firm. For purposes of this Agreement “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(b)
Accrued Benefits. For purposes of this Agreement, the term “Accrued Benefits” has the meaning assigned to it in Section 4(a).
(c)
Acquirer. For purposes of this Agreement, the term “Acquirer” shall mean the entity (or entities) that acquire(s), directly or indirectly, control of the Company in connection with a Change in Control of the Company, including any successor to the Company by merger, consolidation, amalgamation, sale of all or substantially all assets, or other similar transaction.
(d)
Act. For purposes of this Agreement, the term “Act” shall mean the Securities Exchange Act of 1934, as amended.
(e)
Affiliate and Associate. For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.
(f)
Affiliated Entities. For purposes of this Agreement, the term “Affiliated Entities” shall mean any corporation, partnership, limited liability company, or other business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including any entity that would be treated as a single employer with the Company under Sections 414(b) or (c) of the Code, and, for purposes of Section 280G of the Code, any entity that would be treated as an “affiliated corporation” under Treasury Regulation Section 1.280G-1, Q&A-46.
(g)
Agreement Payments. For purposes of this Agreement, the term “Agreement Payments” has the meaning assigned to it in Section 5(i).
(h)
Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” of any securities:
(i)
which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase;
(ii)
which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d‑3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or
(iii)
which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(d)(ii) above) or disposing of any voting securities of the Company.
(i)
Cause. For purposes of this Agreement, “Cause” for termination by the Company of the Executive’s employment after a Change in Control of the Company (or prior to a Change in Control of the Company pursuant to Section 2) shall be limited to any of the following: (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal) which substantially impairs the Executive’s ability to perform his duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).
(j)
Change in Control of the Company. For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if:
i.
any Person (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities;
ii.
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date of this Agreement, constitute the board of directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the board of directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors as of the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended;
iii.
there is consummated a merger, consolidation or amalgamation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, or the issuance of voting securities of the Company in connection with such a transaction; provided that immediately following such transaction, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) thirty-five percent (35%)

or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, thirty-five percent (35%) or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of either the then-outstanding shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control of the Company; or
iv.
there is a complete liquidation of the Company or there is sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect) in which any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the Stock immediately prior to such transaction or series of transactions continue to own, by virtue of their ownership of such Stock, substantially the same ownership percentage in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions as they owned of the Stock. In no event will a Change in Control of the Company be deemed to have occurred if the Executive is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control of the Company.

(k)
Code. For purposes of this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.
(l)
Confidential Information. For purposes of this Agreement, the term “Confidential Information” has the meaning assigned to it in Section 9(a)(iv).
(m)
Continuing Obligation. For purposes of this Agreement, the term “Continuing Obligation” shall mean any obligation, duty, or liability of the Executive or the Company that, by the terms of an agreement or applicable law, is intended to survive the termination or expiration of such agreement or arrangement, including but not limited to confidentiality, non-compete, non-solicitation, and indemnification covenants, as well as retirement benefits and any other obligation expressly stated to continue after termination.
(n)
Covered Termination. For purposes of this Agreement, the term “Covered Termination” shall mean any termination of the Executive’s employment where the Termination

Date is any date on or after a Change in Control of the Company (except as provided in Section 2) and prior to the end of the Employment Period.
(o)
Disability. For purposes of this Agreement, the term “Disability” shall mean the Executive’s inability to perform the essential functions of Executive’s job, with or without reasonable accommodation, for a period of one hundred and twenty (120) consecutive days, or one hundred and eighty (180) days in the aggregate during any three-hundred sixty-five (365) day period.
(p)
Employment Period. For purposes of this Agreement, the term “Employment Period” shall mean the period commencing on the date of a Change in Control of the Company and ending at 11:59 p.m. Milwaukee time on the second anniversary of such date.
(q)
Equity Awards. For purposes of this Agreement, the term “Equity Awards” shall mean any restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted under the Omnibus Plan.
(r)
Expenses. For purposes of this Agreement, the term “Expenses” has the meaning assigned to it in Section 10(b).
(s)
Good Reason. For purposes of this Agreement, the Executive shall have a “Good Reason” for termination of employment after a Change in Control of the Company in the event of any of the following without Executive’s written consent:
i.
A material reduction in any of the Executive’s base salary, annual cash incentive opportunity or long-term compensation opportunities or the value thereof;
ii.
A material change in Executive’s authority, duties or responsibilities with the Company;
iii.
Executive being required by the Company to be based at any office or location that is more than fifty (50) miles from the location where Executive was principally employed immediately preceding the Change in Control of the Company, which the Parties acknowledge would be a material relocation; and
iv.
A material breach by the Company or its successor or assign, of this Agreement or any other agreement between the Company and Executive.

Notwithstanding the foregoing, in order for Executive to terminate for Good Reason, the Executive must give the Company a written notice of the Executive’s claim for Good Reason within ninety (90) days of the initial existence of the condition(s) specified by Executive that constitute Good Reason and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, Executive shall not have a “Good Reason” to terminate under this Agreement. If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason, the Executive shall have a “Good Reason” to terminate if he terminates his employment within one hundred and twenty (120) days of Executive’s original written notice of Good Reason.

(t)
Government Agency. For purposes of this Agreement, the term “Government Agency” has the meaning assigned to it in Section 9(a)(i).
(u)
Management Incentive Plan. For purposes of this Agreement, the term “management incentive plan” shall mean the REV Group Management Incentive Plan (“MIP”) or any successor incentive plan.
(v)
Net After-Tax Receipt. For purposes of this Agreement, the term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Section 1 and Section 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
(w)
Notice of Termination. For purposes of this Agreement, the term “Notice of Termination” has the meaning assigned to it in Section 8.
(x)
Omnibus Plan. For purposes of this Agreement, the term “Omnibus Plan” shall mean the Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan or any successor equity compensation plan.
(y)
Overpayment. For purposes of this Agreement, the term “Overpayment” has the meaning assigned to it in Section 5(iii).
(z)
Parachute Value. For purposes of this Agreement, the term “Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(aa)
Payment. For purposes of this Agreement, the term “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.
(bb)
Person. For purposes of this Agreement, the term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.
(cc)
Prior Year MIP Bonus. For purposes of this Agreement, the term “Prior Year MIP Bonus” has the meaning assigned to it in Section 4(a).
(dd)
Prohibited Activity. For purposes of this Agreement, the term “Prohibited Activity” has the meaning assigned to it in Section 9(c)(iv).

(ee)
Prorated MIP Bonus. For purposes of this Agreement, the term “Prorated MIP Bonus” has the meaning assigned to it in Section 4(f).
(ff)
Prospective Client. For purposes of this Agreement, the term “Prospective Client” has the meaning assigned to it in Section 9(b)(ii).
(gg)
Qualifying Termination. For purposes of this Agreement, the term “Qualifying Termination” has the meaning assigned to it in Section 3(b).
(hh)
Qualifying Termination Payment. For purposes of this Agreement, the term “Qualifying Termination Payment” has the meaning assigned to it in 4(b).
(ii)
Release. For purposes of this Agreement, the term “Release” means a general release of claims in substantially the same form attached hereto as Exhibit A.
(jj)
Restricted Client. For purposes of this Agreement, the term “Restricted Client” has the meaning assigned to it in Section 9(b)(ii).
(kk)
Restricted Period. For purposes of this Agreement, the term “Restricted Period” has the meaning assigned to it in Section 9(c)(ii).
(ll)
Restricted Territory. For purposes of this Agreement, the term “Restricted Territory” has the meaning assigned to it in Section 9(c)(iii).
(mm)
Safe Harbor Amount. For purposes of this Agreement, the term “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(nn)
Stock. For purposes of this Agreement, the term “Stock” shall mean shares of the common stock, par value $.001 per share, of the Company.
(oo)
Termination Date. For purposes of this Agreement, except as otherwise provided in Section 6 hereof, the term “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, then the date of death; (ii) if the Executive’s employment is terminated by reason of Disability pursuant to Section 7 hereof, then the date the Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive voluntarily (other than for Good Reason), then the date the Notice of Termination is given; and (iv) if the Executive’s employment is terminated by the Company (other than by reason of Disability pursuant to Section 7 hereof) or by the Executive for Good Reason, then the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,
(A)
If termination is by the Company for Cause pursuant to Section 1(i)(iii) of this Agreement and if the Executive has substantially cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty (30) day or shorter period, then the Executive’s employment hereunder shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice.

(B)
If the termination is described in Section 2 hereof, then the Termination Date shall be the date of the Executive’s termination of employment from the Company.
(pp)
Trade Secrets. For purposes of this Agreement, the term “Trade Secrets” has the meaning assigned to it in Section 9(a)(iv).
(qq)
Underpayment. For purposes of this Agreement, the term “Underpayment” has the meaning assigned to it in Section 5(iii).
2.
Termination or Cancellation Prior to Change in Control. The Company retains the right to terminate the Executive’s employment at any time prior to a Change in Control of the Company, subject to the terms and conditions of any other then-existing written employment arrangement or agreement between the Executive and the Company; provided, however, that if the Executive’s employment is terminated by the Company, other than by reason of (i) death, (ii) Disability in accordance with Section 7, or (iii) Cause, at any time after the board of directors’ authorized negotiations are commenced between the Company and another Person which ultimately lead to a Change in Control of the Company, then the Executive shall be entitled to receive, at the earlier to occur of the closing or the effective date of such Change in Control of the Company, all payments and benefits under Section 4, as if such termination was a Covered Termination. Except as set forth in this Section 2 or in Section 11, if the Executive’s employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and canceled and of no further force and effect, and any and all rights and obligations of the Parties hereunder shall cease.
3.
Termination following a Change in Control.

(a) Covered Termination for Cause or Without Good Reason. If the Executive experiences a Covered Termination due to (i) termination of employment by the Company for Cause or (ii) the Executive’s voluntary termination of employment other than for Good Reason, then the Executive shall only be entitled to receive Accrued Benefits as described in Section 4(a) and such other compensation and benefits as may be provided under other arrangements and agreements between the Executive and the Company. Such terminations shall be subject to the procedural requirements set forth in Section 8.

(b) Qualifying Termination. If the Executive experiences a Covered Termination due to (i) termination of employment by the Company other than by reason of death, Disability or Cause or (ii) termination of employment by the Executive for Good Reason (in each case, a “Qualifying Termination”), then the Executive shall be entitled to receive the following: (i) Accrued Benefits, as set forth in Section 4(a); (ii) Qualifying Termination Payment, as set forth in Section 4(b); (iii) accelerated Equity Awards, as set forth in Section 4(c); (iv) welfare plan continuation, as set forth in Section 4(d); (v) outplacement services as set forth in Section 4(e); and (vi) the Prorated MIP Bonus described in Section 4(f).

4.
Certain Payments and Benefits Upon a Covered Termination and Qualifying Termination.

(a)
Accrued Benefits. For purposes of this Agreement, the Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary earned through the Termination Date but not yet paid; (ii) reimbursement for any reasonable and necessary expenses incurred by the Executive on behalf of the Company through the Termination Date, subject to the Company’s standard policies regarding expense reimbursement; (iii) any cash compensation earned though the Termination Date and deferred at the Executive’s election or pursuant to any deferred compensation plan then in effect, subject to 409(a) Covered Employee holding requirements; (iv) if the Termination Date occurs after the end of the Company’s fiscal year but before the payment date of the annual incentive under the MIP for such year, a lump sum amount equal to the Executive’s earned but unpaid annual incentive under the MIP for such prior fiscal year (the “Prior Year MIP Bonus”); (v) subject to any irrevocable deferral election then in effect, a lump sum payment of the bonus, incentive compensation and other reportable W-2 compensation otherwise payable to the Executive for the year in which termination occurs, based on actual performance under all applicable Company bonus or incentive compensation plans in which the Executive participates; and (vi) any other payments or benefits to which the Executive may be entitled as a vested participant under any applicable benefit plan, policy or program of the Company. Payment of Accrued Benefits shall be made promptly in accordance with standard Company policy, with reimbursements under subsections (ii) completed no later than the second calendar year following the year in which the Termination Date occurs.
(b)
Qualifying Termination Payment. The Qualifying Termination Payment shall be an amount equal to two (2) times the sum of: (i) the Executive’s base salary, determined as the greater of (x) the Executive’s base salary in effect on the Termination Date or (y) the Executive’s base salary in effect immediately prior to the Change in Control of the Company; and (ii) the Executive’s annual target cash incentive under the MIP, determined as the greater of (x) the Executive’s target annual incentive for the year that includes the Termination Date or (y) the Executive’s target annual incentive for the year in which the Change in Control of the Company occurred. The Qualifying Termination Payment shall be paid to the Executive in a cash lump sum no later than thirty (30) calendar days after the execution and non-revocation of the Release, provided that such execution occurs within fifty-five (55) days following the Termination Date. The Executive shall not be required to mitigate the amount of the Qualifying Termination Payment by securing other employment or otherwise, nor will such Qualifying Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.
(c)
Equity Award Treatment. In the event of a Change in Control of the Company, treatment of Equity Awards shall be as follows:
(i)
Acceleration of RSAs and RSUs. Upon the occurrence of a Qualifying Termination following a Change in Control of the Company, all unvested RSAs and RSUs, including any PSUs that are converted into RSUs in accordance with Section 4(c)(ii), held by the Executive shall immediately vest.
(ii)
Conversion of PSU to RSUs. Upon the occurrence of a Change in Control of the Company, any then unvested PSUs held by the Executive shall automatically convert into time-based RSUs based on the greater of (A) the target amount of PSUs set forth in the applicable award agreement and (B) the forecasted number of PSUs that would have been earned based on forecasted level of achievement of the applicable performance metrics, as solely determined by the compensation committee of the board of directors most recently prior to the consummation of the Change in Control of the Company. Such RSUs shall have the same vesting and other general terms as the PSUs from which they were converted.
(iii)
Treatment Upon Non-Assumption or Non-Continuation. Notwithstanding the foregoing, in the event the Acquirer (A) does not maintain an equity incentive plan or arrangement or (B) does not assume, continue or substitute the Executive’s outstanding unvested Equity Awards with awards of equivalent value and terms, then all unvested Equity Awards held by the Executive shall immediately vest and settle (or, in the case of an option, shall become exercisable) upon a Change in Control of the Company.
(iv)
Treatment of Any Award that Is Deferred Compensation. Notwithstanding the foregoing or any provision of any award agreement to the contrary, for any award that provides for accelerated distribution on a Change in Control of the Company of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control of the Company does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control of the Company but instead shall vest as of such Change in Control of the Company and shall be distributed on the scheduled payment date specified in the applicable award agreement, except to the extent that earlier distribution would not result in the participant who holds such award incurring interest or additional tax under Section 409A of the Code.
(d)
Welfare Plans. Until the earlier of (i) eighteen (18) months following the Termination Date or (ii) the date the Executive becomes covered by health and welfare benefits from another employer that are, in the aggregate, no less favorable than those provided by the Company, the Company shall continue to provide the Executive, at the Company’s expense, with life insurance, medical, dental and vision benefits at the same or equivalent level as was in effect immediately prior to the date the Notice of Termination was given. The continuation of medical, dental, and vision coverage hereunder shall count as COBRA continuation coverage, if the Company or its successor so elects. If an Executive is entitled to the benefits described in this Section 4(d), then, to the extent necessary to satisfy the Company’s obligations, the Company shall either (1) reimburse the Executive for any increase in costs under such coverage paid by the Executive and/or (2) provide retroactive coverage effective as of the Executive’s Termination Date.
(e)
Outplacement Services. The Executive shall be entitled to receive, at the Company’s expense, reasonable outplacement services on an individual basis, provided by a nationally recognized executive placement firm selected by the Company. These outplacement services will be available for up to twelve (12) months following the Termination Date, with a maximum expense not to exceed Thirty Thousand Dollars ($30,000.00).

(f)
Prorated MIP Bonus. The Executive shall be entitled to receive a prorated portion of the Executive’s annual cash incentive under the MIP for the fiscal year in which the Termination Date occurs, determined based on the greater of (x) the Executive’s target annual incentive for such year or (y) the Company’s forecasted performance for the applicable year (as discussed with the compensation committee of the board of directors most recently prior to such Termination Date); provided that, if the Change in Control of the Company and the Termination Date occur in the same fiscal year, the amount in clause (y) shall be the most recently forecasted performance prior to the Change in Control of the Company. Such pro-ration shall be calculated by multiplying the amount determined under (x) or (y), as applicable, by a fraction, the numerator of which is the number of days the Executive was employed during such fiscal year through the Termination Date and the denominator of which is 365.
(g)
Release Requirement. Notwithstanding anything herein to the contrary, the payments and benefits described in Sections 4(b) through Section 4(f) shall be contingent upon the Executive executing and not revoking a Release. The Executive acknowledges and agrees that such payments and benefits are in consideration for the Executive’s continued compliance with the restrictive covenants as set forth in this Agreement or any other agreement between the Executive and the Company. For the avoidance of doubt, if the Executive is entitled to such payments and benefits, they shall be in lieu of any payments under any other severance policy or practice of the Company or its successor. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit described in Sections 4(b) through Section 4(f) is subject to Section 409A of the Code and the timing of such payment could occur in one of two taxable years of the Executive depending on when the Executive executes (and does not revoke) the Release, then such payment or benefit shall be made in the later of the two taxable years, regardless of when the Release is executed.
5.
Limitation on Payments and Benefits.
(i)
Notwithstanding anything in this to the contrary, if the Accounting Firm shall determine that receipt of all Payments would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.
(ii)
If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Company, the Affiliated Entities and the Executive and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the Termination Date. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Agreement Payments that are “parachute payments” in the following order: first, the outplacement benefits under Section 4(e); second, the cash Qualifying Termination Payment described under Section 4(b); third, the subsidized COBRA continuation coverage as provided under Section 4(d); fourth, PSUs until they are fully exhausted; and fifth, RSUs until they are fully exhausted. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(iii)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company (as applicable) together with interest; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest.
(iv)
To the extent requested by the Executive, the Company and the Affiliated Entities shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that Payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
6.
Death.

(a) Except as provided in Section 6(b) hereof, in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and/or beneficiaries (as determined by the Executive’s personal representative) shall be entitled to receive all the Executive’s Accrued Benefits through the Termination Date.

(b)
If the Executive dies after a Notice of Termination has been given (i) by the Company, for reasons other than Disability, or (ii) by the Executive for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 6(a) hereof, and, subject to the provisions of this Agreement, to any Qualifying Termination Payment that the Executive would have been entitled to had the Executive survived. For purposes of this Section 6(b), the Termination Date shall be the earlier of (i) thirty (30) days following the giving of the Notice of Termination or (ii) one day prior to the end of the Employment Period.
7.
Termination for Disability. In the event of a Covered Termination by the Company due to the Executive’s Disability, the Executive shall be entitled only to the Accrued Benefits described in Section 4(a) hereof; provided, however, that the Executive shall remain eligible for all benefits provided under the Company’s short-term disability programs in effect at the time of such termination. The Company may terminate the Executive’s employment due to Disability only if all the following conditions are met: (i) the Company provides at least thirty (30) day’s advance written notice to Executive of its intent to terminate the Executive’s employment on account of Disability (such notice shall not constitute the Notice of Termination contemplated below); (ii) the Executive has not resumed performing essential functions of the Executive’s role, with or without accommodation, prior to the termination date specified in such notice; and (iii) the Company provides a Notice of Termination in accordance with Section 8 hereof. Notwithstanding the foregoing, the Company may also terminate the Executive’s employment immediately upon providing a Notice of Termination if, after receiving the notice of intent to terminate due to Disability pursuant to subsection (ii), the Executive returns to work but is either unable or unwilling to perform the essential functions of their role, with or without accommodation, for a consecutive period of ninety (90) days following the Executive’s return to work.
8.
Termination Notice and Procedure. Any Covered Termination by the Company or the Executive shall be communicated by a written intent to terminate (“Notice of Termination”) to the Executive, if such Notice of Termination is given by the Company, and to the Company, if such Notice of Termination is given by the Executive, all in accordance with the following procedures and those set forth in Section 17 hereof:
(a)
If such termination is for Disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.
(b)
Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted in good faith by a majority of the directors of the Company (or any successor entity) then in office.
(c)
The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to substantially cure any conduct or act, if curable,

alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement.
(d)
Except as otherwise provided in Section 1(s) hereof, the recipient of the Notice of Termination shall personally deliver or mail in accordance with Section 17 hereof written notice of any dispute relating to such Notice of Termination to the Party giving such notice within fifteen (15) days after receipt thereof. After the expiration of such fifteen (15) days, the contents of the Notice of Termination shall become final and not subject to dispute.
9.
Confidentiality Obligations of the Executive; Noncompetition; Nonsolicitation. In consideration of the benefits set forth in Section 4, the Executive hereby agrees as follows:
(a)
Confidentiality and Nondisclosure Obligations.
(i)
Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency. For the avoidance of doubt, nothing in this Agreement or otherwise shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) and Executive may disclose Confidential Information to the extent it is in response to a valid order of a court or other governmental authority or to otherwise comply with applicable law.
(ii)
Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a Trade Secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to Executive’s attorney and may use the Trade Secret information in the court proceeding, if Executive (X) files any document containing the Trade Secret under seal and (Y) does not disclose the Trade Secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(iii)
Executive acknowledges (1) Company’s business is both highly specialized and competitive, and (2) certain non-public documents and information regarding Company’s and its subsidiaries’ customers, clients, services, methods of operation, sales, and the specialized business needs of Company’s and its subsidiaries’

customers and clients, constitute highly Confidential Information (as defined herein) that is not generally known to, or readily ascertainable by, the public or Company’s or its subsidiaries’ competitors. Executive further acknowledges that, during Executive’s employment, Executive will have access to Confidential Information and property, processes and/or systems belonging to Company, its subsidiaries and/or their clients/customers, agrees such information shall remain the exclusive property of Company, its subsidiaries and/or their clients/customers respectively, and understands the misappropriation or unauthorized use/disclosure of such information at any time is prohibited and will cause Company irreparable injury.
(iv)
“Trade Secrets” shall have that meaning set forth under applicable law. Likewise, the term “Confidential Information” means information, property, processes and/or systems (whether or not in writing) that is not generally known to the public, is related to Company’s or its subsidiaries’ business and is maintained as confidential. “Confidential Information” includes, without limitation, (i) any information, including formulas, patterns, compilations, programs, devices, methods, techniques, or processes that Company or its subsidiaries considers confidential and is valuable and provides a competitive advantage because it is not generally known and not readily ascertainable by proper means; methods or policies; prices or price formulas; processes; procedures; information relating to customers, including customer lists, prospective partners, partners, and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); personnel information; and any and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by Company or its subsidiaries, whether or not reduced to writing, (ii) information that is marked or otherwise treated as confidential or proprietary by the Company or its subsidiaries; and (iii) information received by the Company or its subsidiaries from others which the Company or its subsidiaries are obligated to keep confidential. “Confidential Information” does not include information that (a) is or becomes generally available to the public other than by the fault of Executive, (b) becomes available to Executive on a non-confidential basis from a source other than Company or its subsidiaries, provided that the source is not prohibited from disclosing such information to Executive by any contractual or other obligation with Company, its subsidiaries or otherwise, or (c) information that can be demonstrated to have been known by Executive prior to Executive’s employment with the Company. “Confidential Information” also does not include the general nature of Company’s or its subsidiaries business or this Agreement or a summary of it.
(v)
Both during and after Executive’s employment with the Company, Executive shall not, except as required to fulfill Executive’s job duties for the Company, directly or indirectly use or disclose Trade Secrets.
(vi)
During Executive’s employment with the Company and for a period of two (2) years thereafter, Executive shall not, except as required to fulfill Executive’s job duties for the Company, directly or indirectly use or disclose any Confidential Information.
(b)
Non-Solicitation.

(i)
Executive acknowledges Company’s and its subsidiaries’ Confidential Information, Trade Secrets and relationships with their customers, clients, employees, and other business associations are among Company’s and its subsidiaries’ most important assets. Executive further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.
(ii)
“Restricted Client” means any individual or entity (i) for whom/which the Company or its subsidiaries sold or provided products or services and (ii) with whom/which Executive had contact on behalf of the Company or its subsidiaries, or about whom/which Executive acquired Confidential Information as a result of Executive’s employment by the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the end of Executive’s employment with the Company. Likewise, the term “Prospective Client” means any individual or entity (i) for whom/which the Company or its subsidiaries has made a bid or proposal to provide goods or services and (ii) with whom/which Executive had contact on behalf of the Company or its subsidiaries, or about whom/which Executive acquired non-public or proprietary information as a result of his/her employment with the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the end of Executive’s employment with the Company.
(iii)
Executive agrees that, during Executive’s employment with Company and for a period of twenty-four (24) months thereafter, Executive will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any Restricted Client.
(iv)
Executive agrees that, during Executive’s employment with Company and for a period of twenty-four (24) months thereafter, Executive will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any Prospective Client.
(v)
Executive agrees that, during Executive’s employment with Company and for a period of twenty-four (24) months thereafter, Executive will not directly or indirectly, whether for Executive’s benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce: (1) anyone employed by Company or its subsidiaries to terminate employment with, or otherwise cease a relationship with, Company; or (2) anyone employed by Company or its subsidiaries at any time during the immediately preceding twelve (12) months to provide services of any kind to a competitor of Company.
(c)
Non-Competition.
(i)
Executive acknowledges Company’s and its subsidiaries confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s and its subsidiaries most important assets. Executive further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships. During the Restricted Period, the Executive agrees and covenants not to engage in Prohibited Activity within the Restricted Territory. For the purposes of this Agreement, the following terms shall apply:
(ii)
“Restricted Period” means the period of the Executive’s employment with the Company and twenty-four (24) months immediately following the termination of the Executive’s employment with the Company, or such shorter period as may be required under applicable law.
(iii)
“Restricted Territory” means the geographic area in which the Company or its Affiliates conducted business and/or provided goods or services at any time during the twelve (12) months immediately preceding the termination of the Executive’s employment, including any area where the Executive had material involvement, influence or responsibility on behalf of the Company.
(iv)
“Prohibited Activity” means providing services, whether directly or indirectly, as an employee, officer, director, consultant, independent contractor, advisor, agent, partner, investor, owner, or in any similar capacity, to any business or entity that sells products or services that are competitive with those of the Company during the twelve (12) month period prior to termination of employment. This includes businesses primarily engaged in the manufacture, sale, or service of the categories of specialty vehicles manufactured, sold or serviced by the Company, including but not limited to fire and emergency vehicles and recreational vehicles. Prohibited Activity also includes any activity that may require or inevitably require the use or disclosure of the Company’s Trade Secrets or other “Confidential Information”.
(v)
Nothing in this Section 9(c) shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership constitutes a passive investment and that the Executive does not otherwise participate in the business of such corporation.
(vi)
This Section 9 shall not restrict or impede the Executive from exercising rights that cannot be waived by agreement under applicable law or from complying with any valid order of a court or Government Agency, provided such compliance does not exceed what is legally required. The Executive shall promptly notify the Company of any such order requiring disclosure or compliance.
(d)
Enforcement.
(i)
Executive agrees, during the term of any restriction contained in this Agreement, to disclose the terms of this Section 9 to any person or entity that offers employment to Executive. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential or future employers.
(ii)
The Parties agree that damages will be an inadequate remedy for breaches of this Section 9 and, in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).
(iii)
Notwithstanding anything in this Agreement to the contrary, the activity restrictions contained in this Section 9 are intended to run alongside, and neither supersede, be subservient to, nor replace any similar restrictions imposed by other agreements that may exist between Executive and the Company. If any provision of this Section 9 is deemed by a court of competent jurisdiction to be in irresolvable conflict with any other activity restriction that may be in place between Executive and the Company, and each restriction in question is deemed by such court to be fully enforceable on its terms, the provision which is determined by the Company to be more protective of its business interests shall control.
10.
Payment Obligations and Expenses in the Event of a Dispute.
(a)
Payment Obligations Absolute. The Company’s obligations during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 5 and Section 10(b) of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
(b)
Expenses and Interest. If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred by the Executive as a result of such dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by US Bank, N.A. from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement. Within ten (10) days after the Executive’s written request therefor, but no later than the end of the calendar year following the year in which the Executive incurred the Expense, the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s Expenses.
11.
Assignment: Successors.
(a)
If the Company proposes to engage in a potential Change in Control of the Company, then, at least ten (10) days prior to the closing of such event, the Company shall,

subject to the consummation of such Change in Control of the Company, assign all of its right, title, and interest in this Agreement, effective as of the closing date of such event, to the Person who is to succeed the Company in connection with the Change in Control of the Company. The Company shall ensure that such Person, at least ten (10) days prior to the closing of such event, by written agreement, assumes and agrees to perform all of the terms, conditions, and provisions of this Agreement imposed on the Company, effective upon the consummation of the Change in Control of the Company. If the Change in Control of the Company is consummated and the Company fails to obtain such an assumption agreement at least ten (10) days prior to the closing of such event, such failure shall constitute a breach of this Agreement, giving rise to Good Reason hereunder. Upon the effective assignment by the Company and the assumption of this Agreement by such Person, the term “Company” shall refer to the Person that has assumed the obligations of the Company under this Agreement, as well as the Company (which shall remain obligated to fulfill all obligations under this Agreement). The Executive shall be entitled to enforce the terms of this Agreement against such Person, the Company or any other successor to the Company. Except as provided in this subsection, this Agreement shall not be assignable by the Company, and it shall not be terminated by the voluntary or involuntary dissolution of the Company.
(b)
This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 4, 5, 6 and 7 hereof if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives.
12.
Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.
13.
Entirety of Agreement/Amendment. This Agreement sets forth the entire agreement and understanding between the Company and the Executive relating to the subject matter contained herein and supersedes all prior agreements with respect to such subject matter, except for any agreements between the Company and the Executive that are not in conflict with this Agreement (including, without limitation, any compensation, benefit and indemnification agreements), which will remain in full force and effect even after a Change in Control of the Company. Neither the Company nor the Executive shall be bound by any representation or term with respect to the subject matter hereof other than as expressly stated in this Agreement or by a written amendment to this Agreement signed by authorized representatives of both the Company and the Executive. This Agreement shall apply to future arrangements and agreements entered into by the Executive, provided such agreements do not conflict with the terms of this Agreement or any other prior agreements between the Company and the Executive. Notwithstanding the foregoing, at all times in the future, the Executive will remain bound by the terms of the any agreements between him and the Company containing restrictive covenants, including with respect non-competition, non-solicitation and confidentiality covenants, to the extent permitted by applicable law. For the avoidance of doubt, this Agreement shall supersede and replace any prior Change in Control Severance Agreement between the Company and Executive, which is hereby terminated and of no further effect. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

14.
Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that, the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.
15.
Certain Rules of Construction. No Party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.
16.
Governing Law: Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Executive’s election, in the judicial district encompassing the city in which the Executive resides. The Parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each Party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.
17.
Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company’s General Counsel or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to 245 S. Executive Drive, Suite 100, ATTN: Chief Human Resources Officer or General Counsel, Brookfield, WI 53005, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the Party to be notified shall have theretofore given to the other Party in writing.
18.
No Waiver. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
19.
Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	REV GROUP, INC.

By:
/s/ Amy Campbell Residential Address: [Address Redacted]	Name: /s/ Stephen Zamansky Title: General Counsel

EXHIBIT A

RELEASE AND WAIVER

This RELEASE AND WAIVER is made this ________ day of ________________, 20____,

by and between Amy Campbell and REV GROUP, INC. (the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Change in Control Severance Agreement by and between REV Group, Inc. and me (the “CIC Severance Agreement”).

IN CONSIDERATION FOR BENEFITS payable to me as contained in the CIC Severance Agreement, I hereby agree as follows:

I, with the intention of binding myself, my heirs, executors, administrators and assigns, do hereby release, acquit and forever discharge REV Group, Inc. and its past and present subsidiaries and Affiliates, and all of its past, present and future officers, directors, employees, shareholders, agents, partners, principals, members, representatives, insurers, reinsurers, estates, executors, administrators, heirs, successors, assigns and attorneys, in there capacities as such (hereinafter collectively the “Company”), of and from all manner of actions, causes of action, arbitrations, suits, debts, sums of money, accounts, reckonings, bonds, covenants, controversies, agreements, promises, damages, judgments, charges, claims and demands whatsoever that I now have or may have for actions, inactions or omissions of the Company on or prior to the date of execution of this Release and Waiver, both known and unknown, fixed and contingent, including, but not limited to, any claims of employment discrimination under federal, state or local laws, claims under the Age Discrimination in Employment Act, claims under the Fair Employment Laws, any claimed violations of statute, any violations of public policy, any claims arising from my employment with the Company and/or my separation from employment, any claims growing out of any legal restriction on the Company’s right to terminate its employees, and any tort, contract, quasi-contract or other common law claims; provided, however, that the foregoing shall not apply to: (i) any breach by the Company of this Release and Waiver; (ii) my rights to any Accrued Benefits or earned benefits or compensation under any agreement or arrangement with the Company or any employee benefit plans, (iii) my rights and benefits under the CIC Severance Agreement; (iv) my rights under any indemnification or similar agreement with the Company, and any other rights I have to indemnification, advancement of expenses, contribution and exculpation, and all rights under insurance policies; (v) my rights and benefits with respect to any Continuing Obligations, or (vi) any claims which may arise after the date this Release and Waiver is signed.

I hereby expressly waive the benefits of any statute or rule of law which, if applied to this Release and Waiver, would otherwise exclude from its binding effect any claims not known by me to exist which arose prior to the signing of this Release and Waiver.

Notwithstanding the foregoing, I understand that the scope of this Release and Waiver does not apply to claims under applicable workers’ compensation or unemployment insurance law, to any vested benefits I may be entitled, or to any other laws which, by their nature, cannot be legally released. I further understand and acknowledge that my acceptance of this Release and Waiver does not prevent, restrict or in any way limit my right to file a charge or complaint with a Government Agency or participate in an investigation or proceeding initiated or conducted by a Government Agency; provided, however, this Release and Waiver does prevent me from making any personal recovery against the Company, including the recovery of money damages, as a result of filing a charge or complaint with a Government Agency against the Company, except that this RELEASE AND WAIVER shall not limit any rights of indemnification or advancement I may have.

The Company understands and agrees that the releases set forth herein do not in any way affect my rights to take whatever steps may be necessary to enforce the terms of this Release and Waiver, the CIC Severance Agreement, or any Continuing Obligations or to obtain relief in the event of the breach of the terms of this Release and Waiver.

I understand that if I am 40 years of age or older, I am entitled to certain information as provided in the Older Workers Benefit Protection Act. If applicable, that information is attached and should remain attached to this RELEASE AND WAIVER. An additional copy has been provided and will be retained by me. In addition, I understand that I have a period of at least 45 days to review this RELEASE AND WAIVER.

I understand that if I am under the age of 40, I have a period of at least 21 days to review this RELEASE AND WAIVER.

I have carefully read and fully understand all the provisions of this RELEASE AND WAIVER which sets forth the entire RELEASE AND WAIVER between the Company and me. I have entered into this RELEASE AND WAIVER voluntarily and have not relied upon any representation or statement, written or oral, concerning the subject matter of this RELEASE AND WAIVER which is not set forth herein. I have also read and fully understand the CIC Severance Agreement previously provided to me. I understand that I am hereby advised to consult, and have had the opportunity to consult with, an attorney of my choosing.

I understand that this RELEASE AND WAIVER will be governed by the laws of the state in which I reside and of the United States and may be changed only by an amendment in writing signed by both the Company and me.

I understand that if I am 40 years of age or older, that I may revoke this RELEASE AND WAIVER at any time within a seven (7) day period immediately following the execution of this RELEASE AND WAIVER. This RELEASE AND WAIVER shall not become effective or enforceable until the eighth (8th) day following execution of this RELEASE AND WAIVER.

IN WITNESS WHEREOF, the Parties have executed this RELEASE AND WAIVER on the date written above.

(EMPLOYEE): REV Group, INC. (EMPLOYER):

By:

Name:	Title:

Date:	Date:

CAUTION

THIS IS A RELEASE AND WAIVER. PLEASE READ BEFORE SIGNING.

YOU ARE HEREBY ADVISED TO SEEK THE ADVICE OF AN ATTORNEY BEFORE SIGNING.